Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259706

Supplement No. 15

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England  & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class  A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class  A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c)  up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class  A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no. 15 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2022

Commission File Number: 001-40752

RENEW ENERGY GLOBAL PLC

(Translation of registrant’s name into English)

C/O Vistra (UK) Ltd 3rd Floor

11-12 St James’s Square London SW1Y 4LB

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Other events - Change in representation of Investor Nominee Director by Platinum Cactus

On June 20, 2022, the Board of Directors of ReNew Energy Global PLC, pursuant to the request received from Platinum Hawk C 2019 RSC Limited (an indirect wholly owned subsidiary of Abu Dhabi Investment Authority) as trustee of Platinum Cactus A 2019 Trust (“Platinum Cactus”), approved the change in representation of its Investor Nominee Director by appointment of Mr. Yuzhi Wang w.e.f. June 12, 2022, in place of Mr. Projesh Banerjea, who has notified the Company of his decision to step down from the Board w.e.f. June 10, 2022. His decision to resign was not the result of any disagreement with the company on any matter relating to the Company’s operations, policies or practices.

Brief Profile of Mr. Yuzhi Wang

Yuzhi Wang is a Portfolio Manager in the Infrastructure Department at Abu Dhabi Investment Authority (“ADIA”), where he is responsible for sourcing, executing and managing investments across the transport, utilities, energy, and digital infrastructure sectors with a primary focus on Asia. He has over 10 years of infrastructure investing experience across Asia, Europe, and the Americas.

Yuzhi is also a Director of Equis Development. Prior to joining ADIA in 2015, he worked at CPP Investments and State Street Corporation in Canada. He has a BSc in Human Biology from the University of Toronto, Canada and a Master’s in Business Administration from Queen’s University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 21, 2022	RENEW ENERGY GLOBAL PLC

	By	/s/ Kedar Upadhye
		Name:	Kedar Upadhye
		Title:	Chief Financial Officer